For Immediate Release

Contact: Tate Fite Chief Financial Officer 7.495.737.5177 tate.fite@moscowcablecom.com	Or: Barbara Cano Breakstone Group International 646.452.2334 bcano@breakstone-group.com

Moscow CableCom Corp. Announces Subscriber Growth Numbers for

August 2006

New York, NY – September 12, 2006 – Moscow CableCom Corp. (NASDAQ: MOCC) today announced the growth of its homes passed network and growth in the number of active subscribers for its broadband services in Moscow as of August 31, 2006:

	August31, 2006	July 31, 2006	Change (1 month)	Percent Change	December 31, 2005	YTD Change (8 months)	Percent Change
Homes passed	631,369	581,346	50,023	8.6%	325,954	305,415	93.7%
Terrestrial Broadcasting subscribers % Saturation	127,706 20.2%	119,475 20.6%	8,231	6.9%	85,994 26.4%	41,712	48.5%
Pay TV subscribers % Saturation	39,038 6.2%	33,882 5.8%	5,156	15.2%	15,618 4.8%	23,420	150.0%
Internet subscribers % Saturation	62,226 9.9%	56,751 9.8%	5,475	9.6%	34,600 10.6%	27,626	79.8%

About Moscow CableCom

Moscow CableCom Corp (NASDAQ: MOCC) is the US-based parent of a Moscow, Russia-based company that provides access to pay-TV and Internet services under the brand name “AKADO”. AKADO is in the process of expanding its hybrid fiber-coaxial network in Moscow to provide residential and business customers with comprehensive broadband services in digital cable TV and radio, and high-speed data transmission and Internet access. The Company has licenses to provide its services to 1.5 million homes and businesses in Moscow, through its proprietary agreements for use of the Moscow Fiber Optic Network (MFON), the largest high-speed data network in Moscow. For more information on Moscow CableCom Corp. and AKADO, visit:  www.moscowcablecom.com and www.akado.ru